Exhibit 5.1

May 27, 2022

Claros Mortgage Trust, Inc.

60 Columbus Circle, 20th Floor

New York, New York 10023

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to Claros Mortgage Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of the offering and sale of 8,281,594 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issuable under the Claros Mortgage Trust, Inc. 2016 Incentive Award Plan (the “Incentive Plan”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement;

2. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5. Resolutions adopted by the Board of Directors of the Company relating to, among other matters, the Incentive Plan and the issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

6. Action by the sole stockholder of the Company relating to, among other matters, the approval of the Incentive Plan, certified as of the date hereof by an officer of the Company;

Claros Mortgage Trust, Inc.

May 27, 2022

7. The Incentive Plan, certified as of the date hereof by an officer of the Company;

8. A certificate executed by an officer of the Company, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Shares will not be issued in violation of any restriction or limitation contained in Article VII of the Charter or in the Incentive Plan.

6. Upon the issuance of any Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Claros Mortgage Trust, Inc.

May 27, 2022

7. Each option, restricted stock award, performance bonus award, dividend equivalent award, stock payment award, restricted stock unit, performance shares award, other incentive award, stock appreciation right or other security granted under the Incentive Plan pursuant to which Shares may be issued upon exercise, exchange, or settlement or otherwise (each, an “Award”) will be duly authorized and validly granted in accordance with the Incentive Plan, and any such Shares will be so issued in accordance with the terms of the Incentive Plan and any applicable written notice, agreement contract or other instrument or document entered into in connection with the grant of such Award (each, an “Award Agreement”).

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when and if delivered against payment therefor in accordance with the Registration Statement, the Resolutions, the Incentive Plan and any applicable Award Agreement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any U.S. federal law or the laws of any other jurisdiction. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Claros Mortgage Trust, Inc.

May 27, 2022

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Venable LLP